                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

      Filed by the Registrant [x]
      Filed by a Party other than the Registrant [ ]

      Check the appropriate box:
      [ ]   Preliminary Proxy Statement
      [ ]   Confidential, for Use of the Commission Only (as permitted by
            Rule 14a-b(e)(2))
      [x]   Definitive Proxy Statement
      [ ]   Definitive Additional Materials
      [ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
            Section 240.14a-12


                           IBIS TECHNOLOGY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


      Payment of Filing Fee (Check the appropriate box):

      [x]   No fee required.
      [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
            0-11.

      1)    Title of each class of securities to which transaction applies:
            ------------------------------------------------------------------

      2)    Aggregate number of securities to which transaction applies:

            ------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            ------------------------------------------------------------------

      4)    Proposed maximum aggregate value of transaction:

            ------------------------------------------------------------------

      5)    Total fee paid:

            ------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

      1)    Amount Previously Paid:

            ------------------------------------------------------------------

      2)    Form, Schedule or Registration Statement No:

            ------------------------------------------------------------------

      3)    Filing Party:

            ------------------------------------------------------------------

      4)    Date Filed:

            ------------------------------------------------------------------

[IBIS LOGO]

                                                                  March 21, 2002

Dear Stockholder,

    You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Ibis Technology Corporation (the "Company") to be held at 9:00 a.m. (local time) on Thursday, May 9, 2002 at the offices of the Company, 32 Cherry Hill Drive, Danvers, Massachusetts 01923.

    At the Annual Meeting, two persons will be elected to the Board of Directors. The Company will also ask the stockholders to ratify the selection of KPMG LLP as the Company's independent public accountants for the fiscal year ending December 31, 2002. The Board of Directors recommends A VOTE FOR these proposals.

    We hope you will be able to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, you are urged promptly to complete, sign, date and return the enclosed proxy card in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

                                          Sincerely,

                                          /s/ Martin J. Reid
                                          MARTIN J. REID
                                          President and Chief Executive Officer

                            YOUR VOTE IS IMPORTANT.
                       PLEASE RETURN YOUR PROXY PROMPTLY.

                          IBIS TECHNOLOGY CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 9, 2002

    To the Stockholders of Ibis Technology Corporation:

    NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders of Ibis Technology Corporation, a Massachusetts corporation (the "Company"), will be held on Thursday, May 9, 2002 at the offices of the Company, 32 Cherry Hill Drive, Danvers, Massachusetts 01923 at 9:00 a.m. (local time) for the following purposes:

1. To elect two members to the Board of Directors to serve for a term ending in 2005 and until their successors are duly elected and qualified.

2. To consider and act upon a proposal to ratify the appointment of KPMG LLP as the Company's independent public accountants for the fiscal year ending December 31, 2002.

3. To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

    The Board of Directors has fixed the close of business on March 15, 2002 as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

    All Stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Debra L. Nelson
                                          DEBRA L. NELSON
                                          Clerk

March 21, 2002

                          IBIS TECHNOLOGY CORPORATION
                              32 CHERRY HILL DRIVE
                               DANVERS, MA 01923
                                  978-777-4247
                            ________________________
                                PROXY STATEMENT
                            ________________________
                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Ibis Technology Corporation (the "Company"), a Massachusetts corporation, of proxies, in the accompanying form, to be used at the 2002 Annual Meeting of Stockholders to be held at the offices of the Company, 32 Cherry Hill Drive, Danvers, Massachusetts 01923 on Thursday, May 9, 2002 at 9:00 a.m. (local time), and any adjournments thereof (the "Meeting").

    This Proxy Statement and the accompanying proxy are being mailed on or about April 8, 2002 to all Stockholders entitled to notice of and to vote at the Meeting.

    Where the Stockholder specifies a choice on the proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the two nominees for director named herein and FOR the ratification of the appointment of KPMG LLP as the Company's independent public accountants for the fiscal year ending December 31, 2002. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date. Any Stockholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock, par value $.008 per share ("Common Stock"), is necessary to constitute a quorum at the Meeting.

    The affirmative vote of a plurality of the shares voted affirmatively or negatively at the Meeting is required for the election of Directors. The affirmative vote of a majority of the total number of shares voted either for or against the proposal at the Meeting is required to ratify the appointment of KPMG LLP as the Company's independent auditors for 2002. With respect to the tabulation of votes on both proposals, abstentions and broker non-votes have no effect on the vote.

    The close of business on March 15, 2002 has been fixed as the record date for determining the Stockholders entitled to notice of and to vote at the Meeting. As of the close of business on March 15, 2002, the Company had 8,412,238 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by Stockholders.

    The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock of the Company for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex and personal solicitation by the directors, officers or employees of the Company. No additional compensation will be paid for such solicitation.

    The Annual Report to Stockholders for the fiscal year ended December 31, 2001 is being mailed to the Stockholders with this Proxy Statement, but does not constitute a part hereof.

                                SHARE OWNERSHIP

    The following table sets forth certain information as of February 28, 2002 concerning the ownership of Common Stock by (i) each Stockholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, (ii) each current member of the Board of Directors, (iii) each executive officer named in the Summary Compensation Table on p. 8 hereof, and
(iv) all current directors and executive officers as a group.

                                                              SHARES BENEFICIALLY
                                                                   OWNED (1)
                                                              --------------------
                     NAME AND ADDRESS**                        NUMBER     PERCENT
------------------------------------------------------------  ---------   --------
FMR Corp. and Affiliates (2)
  82 Devonshire Street
  Boston, Massachusetts 02109...............................    765,030      9.1%
Puglisi Capital Partners, L.P. (3)
  399 Park Avenue, 37th Floor
  New York, New York 10022..................................    436,275      5.2%
Martin J. Reid (4)..........................................    166,500      1.9%
Julian G. Blake, Ph.D. (5)..................................     70,141        *
Debra L. Nelson, C.P.A. (6).................................     64,150        *
Angelo V. Alioto (7)........................................     50,473        *
Robert L. Gable (8).........................................     22,500        *
Leslie B. Lewis (9).........................................     13,550        *
Yuri Erokhin (10)...........................................     11,000        *
Lamberto Raffaelli (11).....................................      7,500        *
Donald F. McGuinness (12)...................................      6,450        *
Dimitri Antoniadis, Ph.D. (13)..............................      6,250        *
Executive Officers and Directors as a group (11
  Persons)(14)..............................................    454,512      5.2%

------------------------

*   Represents beneficial ownership of less than 1% of the outstanding Common
    Stock.

** Addresses are given for beneficial owners of more than 5% of the outstanding Common Stock only.

(1) The number of shares of Common Stock issued and outstanding on February 28, 2002 was 8,412,238. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of Common Stock issued and outstanding at February 28, 2002, plus shares of Common Stock subject to options held by such person or group at February 28, 2002 and exercisable within 60 days thereafter. The Company believes that all the persons and entities named in the Table have the sole voting and investment power with respect to all the shares as beneficially owned by them, except as noted below.

(2) This information, except the percentage beneficially owned, is based solely on a Schedule 13G filed jointly on February 14, 2002 with the Securities and Exchange Commission by FMR Corp. ("FMR"), Edward C. Johnson 3d, Abigail P. Johnson, Fidelity Management & Research Company ("Fidelity") and Select Technology. Fidelity, a registered investment advisor, is a wholly-owned subsidiary of FMR and is the beneficial owner of 757,030 shares of Common Stock as a result of its acting as investment advisor to various registered investment companies (the "Funds"). Select Technology, one of the investment companies, beneficially owns 567,500 of these 757,030 shares of Common Stock.
    Mr. Johnson and FMR have dispositive power with respect to these 757,030 shares and the Board of Trustees of the Funds has the sole power to vote or direct the voting of these shares. Fidelity votes these shares under written guidelines established by the Board of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, is the beneficial owner of 8,000 shares of Common Stock. Mr. Johnson and FMR have dispositive power with respect to these 8,000 shares. Members of the Johnson family own approximatelt 49% of the voting power of FMR. Mr. Johnson, the Chairman of FMR, owns 12% and Ms. Johnson, a Director of FMR, owns 24.5% of the outstanding voting stock of FMR.

(3) This information, except the percentage beneficially owned, is based solely on a Schedule 13G filed jointly on January 7, 2002 with the Securities and Exchange Commission by Jeffrey J. Puglisi, Puglisi Capital Partners, L.P. and D'Anna Harper. Jeffrey J. Puglisi, the managing member of JJP Partners, LLC, which is the general partner of Puglisi Capital Partners, L.P. claims sole voting and dispositive power of 172,075 shares, shared voting and dispositive power of 260,000 and 264,200, respectively, and beneficial ownership of 436,275 shares. Puglisi Capital Partners, L.P. claims shared voting and dispositive power of and beneficial ownership of 260,000 shares and Ms. D'Anna Harper claims sole voting and shared dispositive power of and beneficial ownership of 4,200 shares.

(4) Includes 160,000 shares of Common Stock that may be acquired upon the exercise of options within 60 days of February 28, 2002.

(5) Includes 57,750 shares of Common Stock that may be acquired upon the exercise of options within 60 days of February 28, 2002.

(6) Includes 60,250 shares of Common Stock that may be acquired upon the exercise of options within 60 days of February 28, 2002.

(7) Includes 18,750 shares of Common Stock that may be acquired upon the exercise of options within 60 days of February 28, 2002.

(8) Includes 12,500 shares of Common Stock that may be acquired upon the exercise of options within 60 days of February 28, 2002.

(9) Includes 11,250 shares of Common Stock that may be acquired upon the exercise of options within 60 days of February 28, 2002.

(10) Includes 9,000 shares of Common Stock that may be acquired upon the exercise of options within 60 days of February 28, 2002

(11) Consists of 7,500 shares of Common Stock that may be acquired upon the exercise of options within 60 days of February 28, 2002.

(12) Consists of 6,450 shares of Common Stock that may be acquired upon the exercise of options within 60 days of February 28, 2002.

(13) Consists of 6,250 shares of Common Stock that may be acquired upon the exercise of options within 60 days of February 28, 2002.

(14) See footnotes 4 through 13 above. Also includes an additional 14,250 shares of Common Stock that may be acquired upon the exercise of options within 60 days of February 28, 2002.

                                   MANAGEMENT

DIRECTORS

    The Company's Restated Articles of Organization, as amended (the "Articles of Organization"), and Restated By-Laws (the "By-Laws") provide for the Company's business to be managed by or under the direction of the Board of Directors. Under the Articles of Organization and By-Laws, the number of directors is fixed from time to time by the Board of Directors. The Board of Directors currently consists of six members, classified into three classes as follows: Donald F. McGuinness and Lamberto Raffaelli constitute a class with a term which expires at the upcoming Meeting (the "Class II directors"), Leslie B. Lewis constitutes a class with a term ending in 2003 (the "Class III director"), and Dimitri Antoniadis, Robert L. Gable and Martin J. Reid constitute a class with a term ending in 2004 (the "Class I directors"). At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

    On February 4, 2002, the Board of Directors voted to nominate Donald F. McGuinness and Lamberto Raffaelli for election at the Meeting for a term of three years to serve until the 2005 Annual Meeting of Stockholders, and until their respective successors have been elected and qualified. Leslie B. Lewis (Class III director) and Dimitri Antoniadis, Robert L. Gable and Martin J. Reid (Class I directors) will serve until the Annual Meeting of Stockholders to be held in 2003 and 2004, respectively, and until their respective successors have been elected and qualified.

    The names of the Company's current directors and certain information about them are set forth below:

                NAME                     AGE                              POSITION
-------------------------------------  --------   --------------------------------------------------------
Martin J. Reid.......................     60      President, Chief Executive Officer, and Chairman
Dimitri Antoniadis, Ph.D.............     55      Director
Robert L. Gable (1)..................     71      Director
Leslie B. Lewis (1) (2)..............     61      Director
Donald F. McGuinness (2).............     69      Director
Lamberto Raffaelli (2)...............     51      Director

------------------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

    The following is a brief summary of the background of each director of the
Company:

    MARTIN J. REID joined Ibis in December 1997 as President and Chief Executive Officer and as a director. In May 2000, Mr. Reid was elected to serve as Chairman of the Company's Board of Directors. From 1991 to 1996, Mr. Reid was President and Chief Executive Officer of Alpha Industries, a publicly-held manufacturer of a broad range of Gallium Arsenide products and silicon integrated circuits for the semiconductor industry. He served as a director of Alpha Industries from 1985 to January 1998, of Secure Technology from 1997 to August 1998 and of Asahi America from 1997 to November 1999, which merged with Asahi Organic Chemical in December 1999.

    DIMITRI ANTONIADIS, PH.D. was appointed to the Board of Directors in 1996. He is a Professor of Electrical Engineering at Massachusetts Institute of Technology (MIT) and has been a member of the faculty since 1978.

    ROBERT L. GABLE was appointed to the Board of Directors in 1997. He has been a director and advisor (November 1998--October 1999), Chairman
(June 1990--July 1998) and Chief Executive Officer (June 1990--October 1997) of Unitrode Corporation, a publicly-held company which was acquired by Texas Instruments in October 1999. Mr. Gable is also a director of New England Business Service, Inc., a publicly-held company.

    LESLIE B. LEWIS was appointed to the Board of Directors in 1998. Since 1985, he has been President of Asahi America, Inc., which merged with Asahi Organic Chemical in December 1999. He has been Chief Executive Officer of Asahi since 1989 and Chairman since 1996. He is also Chairman of Quail Piping Products, Inc.

    DONALD F. MCGUINNESS was appointed to the Board of Directors in 1996. He has been the Chairman (November 1988--present), President and Chief Executive Officer (November 1988 to February 1999) of White Electronic Designs, Inc., a publicly-held company which was acquired by Bowmar Instrument Corporation in October 1998.

    LAMBERTO RAFFAELLI was appointed to the Board of Directors in 1998. In May 2001, he founded LNX Corporation and serves as President. From 1994 to December 2000, he was President and Chief Executive Officer of Arcom, Inc., which was acquired by Quadrant-Vectron, a division of Dover Corporation International, in September 1999.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

    MEETING ATTENDANCE. During the fiscal year ended December 31, 2001, there were five meetings of the Board of Directors. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he served during fiscal 2001.

    AUDIT COMMITTEE. The Audit Committee has three members and currently consists of Lamberto Raffaelli, Donald F. McGuinness and Leslie B. Lewis.
Mr. Lewis was appointed to the Audit Committee in October 2001. Prior to that, the Audit Committee consisted of Donald F. McGuinness, Lamberto Raffaelli and Geoffrey Ryding. The Audit Committee met five times in 2001. The Audit Committee reviews the engagement of the Company's independent accountants, reviews quarterly and annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits.

    COMPENSATION COMMITTEE. The Compensation Committee has two members and currently consists of Robert L. Gable and Leslie B. Lewis. The Compensation Committee met once during fiscal 2001 and acted by unanimous written consent on ten occasions. The Compensation Committee reviews, approves and makes recommendations on the Company's compensation policies, practices and procedures to help ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company; and further, administers stock and employee benefit plans, including the Company's 1993 Employee, Director and Consultant Stock

Option Plan (the "1993 Plan"), the 1997 Employee, Director and Consultant Stock Option Plan (the "1997 Plan") and the Ibis Technology Corporation 2000 Employee Stock Purchase Plan.

    NOMINATING COMMITTEE. The Company does not have a standing Nominating Committee.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The Compensation Committee consists of two members, Leslie B. Lewis and Robert L. Gable, neither of whom is an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

COMPENSATION OF DIRECTORS

    Pursuant to either the 1993 Plan or the 1997 Plan, each non-employee director of the Company then serving as a director is automatically granted non-qualified stock options to purchase 1,250 shares of Common Stock following each Annual Meeting of Stockholders of the Company, and any new non-employee directors will be automatically granted non-qualified stock options to purchase 1,250 shares of Common Stock upon election to the Board. These options vest in full immediately prior to the annual meeting following the date the options are granted and have an exercise price equal to the fair market value of the Common Stock on the date of grant. Non-employee directors of the Company have been automatically granted the following options under the 1993 and 1997 Plans as of December 31, 2001:

                                                    AGGREGATE     WEIGHTED AVERAGE
                    DIRECTOR                      OPTION GRANTS    EXERCISE PRICE
------------------------------------------------  -------------   ----------------
Dimitri Antoniadis, Ph.D........................      7,500(1)         $16.85
Donald F. McGuinness............................      7,500(1)         $16.85
Robert L. Gable.................................      6,250(1)         $19.67
Leslie B. Lewis.................................      5,000(1)         $21.68
Lamberto Raffaelli..............................      5,000(1)         $21.68

------------------------

       (1) All options have vested with the exception of an option for 1,250 shares granted immediately following the Company's 2001 Annual Meeting. Such option was granted at an exercise price of $16.84 per share and vests in full immediately prior to this year's Meeting.

    In addition, Dr. Antoniadis and Messrs. McGuinness, Gable, Lewis and Raffaelli were each granted an option to purchase 7,500 shares upon their election to the Board of Directors in July 1996, July 1996, July 1997, November 1998 and November 1998, respectively, at exercise prices of $6.50, $6.50, $9.75, $10.44 and $10.44, respectively. Each of these options vested in three equal annual installments commencing one year from the date of grant.

    The Company pays each non-employee director (Dr. Antoniadis, Mr. McGuinness, Mr. Gable, Mr. Lewis and Mr. Raffaelli) $1,000 for each meeting of the Board of Directors and committees of the Board that each of them attends, $250 for each telephonic Board and committee meetings in which they participate and reimburses each of them for their expenses incurred in attending such meetings. In 2001, the aggregate amount of compensation and reimbursement for such expenses paid to all of these directors was approximately $30,750.

EXECUTIVE OFFICERS

    The names of, and certain information regarding, executive officers of the Company who are not also directors, are set forth below. Except for the Chief Executive Officer, who has an employment agreement with the Company, all executive officers serve at the pleasure of the Board of Directors.

               NAME                   AGE                      POSITION
----------------------------------  --------   -----------------------------------------
Debra L. Nelson, C.P.A............     38      Chief Financial Officer, Treasurer and
                                               Clerk
Angelo V. Alioto..................     55      Vice President of Sales and Marketing
Julian G. Blake, Ph.D.............     57      Vice President of Engineering
Robert P. Dolan...................     42      Vice President of Wafer Manufacturing
Yuri Erokhin, Ph.D................     44      Vice President of Wafer Technology

    DEBRA L. NELSON returned to Ibis in February 1998 as Chief Financial Officer, Treasurer and Clerk. From November 1996 to January 1998, Ms. Nelson was Chief Financial Officer of Rockport Trade Systems, Inc. Ms. Nelson originally joined Ibis in January 1990 and became the Controller in May 1992 and its Treasurer and Clerk in December 1993.

    ANGELO V. ALIOTO joined the Company in 1990 as a Regional Sales Manager, became Worldwide Sales Manager in 1991 and was elected as Vice President of Sales in December 1993 and Vice President of Marketing in January 1996.

    JULIAN G. BLAKE, PH.D. joined the Company in 1998 as Director of Technology. In February 1999, he was appointed Vice President of Engineering. From 1983 to 1998, Dr. Blake was Technical Director at the Flat Panel Division and Chief Scientist at the Semiconductor Equipment Operations of Eaton Corporation (now known as Axcelis Technologies), a publicly-held manufacturer of highly engineered products that serve industrial, vehicle, construction, commercial and semiconductor markets.

    ROBERT P. DOLAN, joined the Company in 1988 as Production Manager. In January 1997, he was appointed Vice President of Wafer Manufacturing.

    YURI EROKHIN, PH.D., joined Ibis in October 2000 as Director of Wafer Technology and was appointed Vice President of Wafer Technology in August 2001. From April 1998 to October 2000, he served as Director of Process Technology in the Implant Systems Division of Eaton Corporation (now known as Axcelis Technologies), a publicly-held manufacturer of highly engineered products that serve industrial, vehicle, construction, commercial and semiconductor markets. From 1995 to April 1999, he served as Product Applications Manager for Eaton Corporation.

                             EXECUTIVE COMPENSATION

    The following table summarizes the compensation for services rendered to the Company in all capacities during the Company's last three fiscal years paid to or earned by: (i) the Chief Executive Officer of the Company (the "CEO") and
(ii) the four most highly compensated executive officers of the Company (other than the CEO) as of December 31, 2001 whose salary and bonus earned during fiscal 2001 exceeded $100,000 (all of these officers are referred to herein collectively as the "Named Executive Officers"). Information is provided for each fiscal year in which an individual served as our Chief Executive Officer and for each other executive officer listed only for the fiscal years in which they earned more than $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                            ANNUAL          ------------
                                                       COMPENSATION(2)       SECURITIES
                NAME AND                   FISCAL    --------------------    UNDERLYING       ALL OTHER
           PRINCIPAL POSITION               YEAR     SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)
----------------------------------------  --------   ---------   --------   ------------   ---------------
Martin J. Reid..........................    2001     $218,140         --       40,083           $3,477(3)
  President, Chief Executive Officer        2000     $220,000         --       50,000           $3,343
  and Chairman                              1999     $192,500    $31,800       50,000           $  378

Debra L. Nelson.........................    2001     $130,403         --       18,975           $2,021(3)
  Chief Financial Officer, Treasurer        2000     $112,000         --       19,000           $1,789
  and Clerk                                 1999     $105,200    $13,900       19,000           $  267

Angelo V. Alioto........................    2001     $137,328         --       23,045           $2,079(3)
  Vice President of Sales and Marketing     2000     $138,000         --       23,000           $2,088
                                            1999     $129,700    $17,100       23,000           $  328

Julian G. Blake, Ph.D...................    2001     $144,842         --       24,211           $2,380(3)
  Vice President of Engineering             2000     $146,000         --       25,000           $2,329
                                            1999     $136,800    $18,100       25,000           $  348

Yuri Erokhin, Ph.D.(1)..................    2001     $129,416         --       22,499           $1,749(3)
  Vice President of Wafer Technology

------------------------

(1) Dr. Erokhin was appointed Vice President of Wafer Technology effective August 16, 2001. He joined the Company as Director of Wafer Technology in October 2000.

(2) The 2001 compensation for the Named Executive Officers reflects a temporary reduction in salary as a result of a cost reduction initiative.

(3) All Other Compensation for Mr. Reid, Ms. Nelson, Mr. Alioto, Dr. Blake and Dr. Erokhin during 2001 includes premiums paid by the Company with respect to term life insurance for their benefit in the amounts of $1,296, $707, $720, $932 and $465, respectively, and $2,181, $1,314, $1,359, $1,448 and
    $1,284, respectively, of matching contributions made under the Company's 401(k) plan.

OPTION GRANTS

    The following table sets forth certain information regarding each stock option granted to a Named Executive Officer during fiscal 2001.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 2001

                                                                                                    POTENTIAL
                                                       INDIVIDUAL GRANTS                           REALIZABLE
                                    --------------------------------------------------------    VALUE AT ASSUMED
                                                        % OF                                     ANNUAL RATES OF
                                      NUMBER OF        TOTAL                                       STOCK PRICE
                                     SECURITIES       OPTIONS                                   APPRECIATION FOR
                                     UNDERLYING      GRANTED TO      EXERCISE                    OPTION TERM (3)
                                       OPTIONS      EMPLOYEES IN      PRICE       EXPIRATION   -------------------
NAME                                GRANTED(#)(1)   FISCAL YEAR    ($/SHARE)(2)      DATE         5%        10%
----                                -------------   ------------   ------------   ----------   --------   --------
Martin J. Reid....................       6,000            2%          $20.00         1/4/11    $ 75,600   $190,800
                                        30,000           11%          $ 7.98         8/7/11    $150,822   $380,646
                                         4,083            1%          $ 9.79        12/3/11    $ 25,183   $ 63,556
Debra L. Nelson...................       6,000            2%          $20.00         1/4/11    $ 75,600   $190,800
                                        10,500            4%          $ 7.98         8/7/11    $ 52,788   $133,226
                                         2,475            1%          $ 9.79        12/3/11    $ 15,265   $ 38,526
Angelo V. Alioto..................       6,000            2%          $20.00         1/4/11    $ 75,600   $190,800
                                        14,500            5%          $ 7.98         8/7/11    $ 72,897   $183,979
                                         2,545            1%          $ 9.79        12/3/11    $ 15,697   $ 39,616
Julian G. Blake, Ph.D.............       6,000            2%          $20.00         1/4/11    $ 75,600   $190,800
                                        15,500            6%          $ 7.98         8/7/11    $ 77,925   $196,667
                                         2,711            1%          $ 9.79        12/3/11    $ 16,721   $ 42,200
Yuri Erokhin, Ph.D................      20,000            7%          $ 7.98         8/7/11    $100,548   $253,764
                                         2,499            1%          $ 9.79        12/3/11    $ 15,413   $ 38,900

------------------------

(1) Options were granted pursuant to the 1997 Plan. All options are incentive stock options which vest in four equal annual installments commencing one year from the date of grant. All options granted to the Named Executive Officers terminate ten years after the grant date, subject to earlier termination in accordance with the 1997 Plan and the applicable option agreement. In the event of a change in control of the Company (as defined in the 1997 Plan), all outstanding unvested options, including those options included in this table, will become immediately vested, unless a provision is made for the continuation of such options pursuant to the applicable provisions of the 1997 Plan.

(2) Under the terms of the 1997 Plan, the exercise price of both incentive and non-qualified stock options may be no less than the closing price of the Common Stock for the trading day immediately preceding the grant date.

(3) Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. Those gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates. Actual gains, if any, on stock options, exercises and Common Stock holdings are dependent on future performance of the Common Stock.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table provides information regarding the exercises of options by each of the Named Executive Officers during fiscal 2001. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2001 and the value of "in-the-money" options as of that date. An option is "in-the-money" if the per share fair market value of the underlying stock exceeds the option exercise price per share.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING             VALUE OF THE UNEXERCISED
                                    SHARES                        UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                   ACQUIRED                       AT FISCAL YEAR-END         AT FISCAL YEAR-END($)(1)
                                      ON           VALUE      ---------------------------   ---------------------------
NAME                              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              -----------   -----------   -----------   -------------   -----------   -------------
Martin J. Reid..................         --             --      133,500        102,583       $605,520       $305,442
Debra L. Nelson.................         --             --       49,250         42,725       $274,465       $114,558
Angelo V. Alioto................     10,279     $  359,747        5,750         51,795             --       $148,714
Julian G. Blake, Ph.D...........      1,733     $    2,902       43,750         55,461       $145,125       $159,567
Yuri Erokhin, Ph.D..............      1,157     $    1,699        9,000         49,499             --       $150,495

------------------------

(1) The value of unexercised in-the-money options at December 31, 2001 is based on the difference between the fair market value for the Company's Common Stock of $14.87 (the closing sale price per share of the Company's Common Stock as reported on the Nasdaq National Market on December 31, 2001) and the per share option exercise price, multiplied by the number of shares of Common Stock underlying such options.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

    The Company has an employment agreement with Martin J. Reid. This agreement provides that Mr. Reid is to serve as President and Chief Executive Officer of the Company until December 31, 2003 at an annual base salary of $220,000 subject to increase from time to time as determined by action of the Board of Directors. The agreement also provides that Mr. Reid will be paid bonuses as are determined from time to time by the Board or its Compensation Committee in its discretion, taking into account, among other factors, Mr. Reid's performance and the Company's performance. See "Report of Compensation Committee on Executive Compensation--Annual Incentive Bonuses." In the event that Mr. Reid's employment is terminated by the Company without cause or in certain other circumstances, Mr. Reid will be paid at his then annual base salary rate for a period of 12 months following the date of such termination and he will be entitled to be paid for the cost of 12 months of health benefits. Mr. Reid may terminate his employment at any time, but will forfeit certain benefits if he does not provide the Company with at least 60 days prior written notice. This agreement also contains a one-year post termination non-competition provision.

    In September 1999, the Company entered Change of Control Agreements with Martin J. Reid and Debra L. Nelson. In the event that Mr. Reid's or
Ms. Nelson's employment is terminated in connection with a Change of Control of the Company, they will be paid a lump sum equal to (i) twice the highest annual salary for the preceding three year period for Mr. Reid and (ii) the highest annual salary for the preceding three year period for Ms. Nelson. Annual salary includes base salary and bonus and excludes reimbursements and amounts attributable to stock options and other non-cash compensation. Under the agreements, each of Mr. Reid and Ms. Nelson will also be provided health benefits for a period of time following termination or until the date they become eligible for such coverage offered by a subsequent employer if earlier. Mr. Reid is entitled to these benefits for two years and Ms. Nelson is entitled to these benefits for one year. These severance compensation and benefits shall replace, and be provided in lieu of any severance compensation and benefits that may be provided under any other agreement.

    All of the Company's employees are subject to certain confidentiality and non-competition obligations. Each employee has also agreed that all inventions, discoveries and developments which may be used in the Company's business and that are developed by such employee during his or her employment with the Company are the Company's property and the employee will assign his or her rights therein to the Company.

    In the event of a change in control of the Company (as defined in the 1993 and 1997 Plans), all outstanding unvested options will become immediately vested, unless provision is made for the continuation of such options pursuant to the applicable provisions of the 1993 and 1997 Plans.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee consists of Leslie B. Lewis and Robert L. Gable, both non-employee, independent members of the Board of Directors. It is the responsibility of the Compensation Committee to review, approve and make recommendations regarding the Company's compensation policies, practices and procedures to help ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company; and further to administer stock and employee benefit plans.

BASE SALARY AND BENEFITS

    The compensation philosophy of the Company is to maintain executive base salary at a competitive level to enable the Company to attract and retain key executive and employee talent needed to accomplish the Company's goals. In determining appropriate base salary levels and other compensation elements, the Compensation Committee considers the scope of responsibility, prior experience, past accomplishments, and data obtained through participation in industry surveys, as well as by monitoring developments in key industries such as the semiconductor industry. Periodic adjustments in base salary relate to individual performance against pre-established objectives and to competitive factors. Executive officers are also entitled to participate in benefit plans generally available to employees.

ANNUAL INCENTIVE BONUSES

    The Company, along with each executive officer, establishes goals related specifically to that officer's areas of responsibility. The Compensation Committee of the Board, in its discretion, may award bonuses to executive officers, and the Company pays bonuses based on each executive officer's progress toward completing the established goals and financial performance goals for the Company.

STOCK OPTIONS

    The Compensation Committee believes that granting stock options on an ongoing basis provides officers with a strong economic interest in maximizing stock price appreciation over the longer term. The Company believes that the practice of granting stock options is critical to retaining and recruiting the key talent necessary at all employee levels to ensure the Company's continued success. Options are granted to all permanent employees, and particularly to key employees likely to contribute significantly to the Company. In determining the size of an option grant to an executive officer, the Company considers not only competitive factors, changes in responsibility and the executive officer's achievement of pre-established goals, but also the number and term of options previously granted to the officer. In addition, the Company usually makes a significant grant of options when an executive officer joins the Company. The Compensation Committee determines the size of option grants to executive officers.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    Martin J. Reid was appointed to the position of President and Chief Executive Officer effective December 1, 1997 and continues his employment with the Company under an employment agreement which terminates on December 31, 2003. Mr. Reid was paid an annual base salary of $220,000 during 2001 and his base pay is subject to increase from time to time by action of the Board. The agreement also provides that Mr. Reid will be paid bonuses as are determined from time to time by the Board or its

Compensation Committee in its discretion, taking into account, among other factors, Mr. Reid's performance and the Company's performance. See "--Annual Incentive Bonuses." Mr. Reid did not receive a bonus in 2001. In the event that Mr. Reid's employment is terminated by the Company without cause or in certain other circumstances, Mr. Reid will be paid at his then annual base salary rate for a period of 12 months following the date of such termination and he will be entitled to be paid for the cost of 12 months of health benefits. Mr. Reid may terminate his employment at any time, but will forfeit certain benefits if he does not provide the Company with at least 60 days prior written notice. On December 1, 1997, Mr. Reid was granted options to purchase 140,000 shares of common stock at fair market value on the date of grant. Of the 140,000 options granted to Mr. Reid, 35,000 vested immediately and the remaining 105,000 vested in three equal annual installments commencing one year from the grant date. In addition, on February 4, 1999, January 4, 2000, January 4, 2001, August 7, 2001 and December 3, 2001 Mr. Reid was granted options to purchase 50,000, 50,000, 6,000, 30,000 and 4,083 shares each of Common Stock at fair market value of the date of grant. The options vest in four equal annual installments commencing one year from the grant date.

    In September 1999, the Company entered into a Change of Control Agreement with Mr. Reid. In the event that Mr. Reid's employment is terminated in connection with a Change of Control of the Company, Mr. Reid will be paid twice his highest annual salary during the preceding three year period. Annual salary includes base salary and bonus and excludes reimbursements and amounts attributable to stock options and other non-cash compensation. Under this agreement, Mr. Reid will also be provided health benefits until the earlier of two years following his termination or the date he becomes eligible for such coverage offered by a subsequent employer. These severance compensation and benefits shall replace, and be provided in lieu of any severance compensation and benefits that may be provided under any other agreement.

    Mr. Reid's salary and bonus structure is consistent with that received by his counterparts in similar-sized companies in semiconductor--related industries and other comparable companies.

                                          THE COMPENSATION COMMITTEE:

                                          Robert L. Gable
                                          Leslie B. Lewis

                           REPORT OF AUDIT COMMITTEE

    The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the Nasdaq Stock Market, has furnished the following report:

    The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company's financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing the Company's overall financial reporting process. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 31, 2001, the Audit Committee took the following actions:

    - Reviewed and discussed the Company's Quarterly Reports on Form 10-Q filed during the last fiscal year with management and KPMG LLP, the Company's independent auditors;

    - Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2001 with management and KPMG LLP;

    - Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

    - Received written disclosures and the letter from KPMG LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee further discussed with KPMG LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

    Based on the Audit Committee's review of the audited financial statements and discussions with management and KPMG LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                          THE AUDIT COMMITTEE:

                                          Leslie B. Lewis
                                          Donald F. McGuiness
                                          Lamberto Rafaelli

                               PERFORMANCE GRAPH

    The following graph compares the annual cumulative total stockholder return (assuming reinvestment of dividends) from investing $100 on January 1, 1997 and plotted at the end of each fiscal year thereafter, in each of (i) the Company's Common Stock, (ii) the Nasdaq Stock Market, and (iii) the Media General Financial Services SIC Code Index 3674--Semiconductors, Related Devices--which consists of other companies in the semiconductor industry. It should be noted that the Company has not paid any dividends on the Common Stock, and no dividends are included in the representation of the Company's performance. The stock price performance on the graph below is not necessarily indicative of future price performance.

                              [GRAPH APPEARS HERE]

RELATIVE DOLLAR VALUES

                                        1/1/97     12/31/97   12/31/98   12/31/99   12/31/00   12/31/01
Ibis Technology Corporation             $100.00    $110.71    $150.89    $708.93    $275.00    $212.43
SIC Code Index                          $100.00    $104.21    $156.89    $337.57    $250.83    $203.56
Nasdaq Market Index                     $100.00    $122.32    $172.52    $304.29    $191.25    $152.46

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2001, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

    CERTAIN TRANSACTIONS

    In 2001, the Company was not a party to any transaction or business relationship in which the amount involved exceeded $60,000 involving any of its officers, directors or 5% stockholders.

                             ELECTION OF DIRECTORS

                                (NOTICE ITEM 1)

    The Company's Restated Articles of Organization, as amended (the "Articles of Organization"), and Restated By-Laws (the "By-Laws") provide for the Company's business to be managed by or under the direction of the Board of Directors. Under the Articles of Organization and By-Laws, the number of directors is fixed from time to time by the Board of Directors. The Board of Directors currently consists of six members, classified into three classes as follows: Donald F. McGuinness and Lamberto Raffaelli constitute a class with a term which expires at the upcoming Meeting (the "Class II directors"), Leslie B. Lewis constitutes a class with a term ending in 2003 (the "Class III director"), and Dimitri Antoniadis, Robert L. Gable and Martin J. Reid constitute a class with a term ending in 2004 (the "Class I directors"). At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

    Pursuant to the Articles of Organization and By-Laws, on February 4, 2002 the Board of Directors voted to (i) set the size of the Board of Directors at six and (ii) nominate Donald F. McGuinness and Lamberto Raffaelli (the Class II directors) for election at the Meeting for a term of three years to serve until the 2005 Annual Meeting of Stockholders, and until their respective successors have been elected and qualified. Leslie B. Lewis (the Class III director) and Dimitri Antoniadis, Robert L. Gable and Martin J. Reid (the Class I directors) will serve until the Annual Meetings of Stockholders to be held in 2003 and 2004, respectively, and until their respective successors have been elected and qualified.

    Unless authority to vote for any of the nominees named below is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of such nominees. In the event that any nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

    The affirmative vote of a plurality of the shares voted affirmatively or negatively at the Meeting is required to elect each nominee as a director.

    THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF DONALD F. MCGUINNESS AND LAMBERTO RAFFAELLI AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                         INDEPENDENT PUBLIC ACCOUNTANTS

                                (NOTICE ITEM 2)

    The Board of Directors has appointed KPMG LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2002. The Board proposes that the Stockholders ratify this appointment. KPMG LLP audited the Company's financial statements for the fiscal year ended December 31, 2001. The Company expects that representatives of KPMG LLP will be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

    The Company paid KPMG LLP a total of $75,600 for their audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for their review of the Company's Quarterly Reports on Form 10-Q filed during the last fiscal year.

    The Company also paid KPMG LLP approximately $1,500 for services related to the review of alternatives to stock option repricing. The Board of Directors has considered whether the provision of these services is compatible with maintaining KPMG LLP's independence and has determined that the provision of such non-audit services is compatible with maintaining KPMG LLP's independence.

    In the event that ratification of the appointment of KPMG LLP as the independent public accountants for the Company is not obtained at the Meeting, the Board of Directors will reconsider its appointment.

    The affirmative vote of a majority of the shares voted affirmatively or negatively at the Meeting is required to ratify the appointment of the independent public accountants.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                                 OTHER MATTERS

    The Board of Directors knows of no other business which will be presented at the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                             STOCKHOLDER PROPOSALS

    To be considered for inclusion in the proxy statement relating to the Annual Meeting of Stockholders to be held in 2003, stockholder proposals must be received no later than [120 days prior to date of this Proxy Statement]. To be considered for presentation at such meeting, although not included in the proxy statement, proposals must be received no later than March 9, 2003 and no earlier than February 7, 2003. All stockholder proposals should be marked for the attention of Clerk, Ibis Technology Corporation, 32 Cherry Hill Drive, Danvers, MA 01923.

                                 ANNUAL REPORT

    A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (other than exhibits thereto) filed with the Securities and Exchange Commission, which provides additional information about the Company, may be obtained by any stockholder without charge at their request by writing to:

               Investor Relations
              Ibis Technology Corporation
              32 Cherry Hill Drive
              Danvers, Massachusetts 01923

    WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

                                          By order of the Board of Directors:

                                          /s/ Debra L. Nelson
                                          DEBRA L. NELSON
                                          Clerk

March 21, 2002

PROXY                      IBIS TECHNOLOGY CORPORATION                     PROXY
         THIS PROXY IS BEING SOLICITED BY IBIS TECHNOLOGY CORPORATION'S
                               BOARD OF DIRECTORS

    The undersigned hereby appoints Martin J. Reid and Debra L. Nelson, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Ibis Technology Corporation (the "Company") registered in the name provided herein which the undersigned is entitled to vote at the 2002 Annual Meeting of Stockholders to be held at the offices of the Company, 32 Cherry Hill Drive, Danvers, Massachusetts, at 9:00 a.m. local time on Thursday, May 9, 2002, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

    THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

1. Election of two (2) Class II Directors:    Donald F. McGuinness and Lamberto
Raffaelli.

  / / FOR                              / / WITHHELD

/ / FOR ALL NOMINEES EXCEPT AS NOTED

                   -----------------------------------------

2. Proposal to ratify the appointment of KPMG LLP as the Company's independent public accountants for the fiscal year ending December 31, 2002.

  / / FOR                 / / AGAINST                / / ABSTAIN

                                                              (SEE REVERSE SIDE)

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

                                               Please sign exactly as name(s)
                                               appears hereon. Joint owners
                                               should each sign. When signing as
                                               attorney, executor,
                                               administrator, trustee or
                                               guardian, please give full title
                                               as such.

                                               _________________________________
                                               Signature                    Date

                                               _________________________________
                                               Signature                    Date

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN AND DATE ABOVE. YOU NEED NOT MARK ANY BOXES.